                                                                    Exhibit 11.1


                      PETE'S BREWING COMPANY AND SUBSIDIARY

                       COMPUTATION OF NET INCOME PER SHARE
               IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (in thousands, except per-share amounts)


                                                 For the three                   For the six
                                                  months ended                  months ended
                                                    June 30,                       June 30,
                                             ----------------------        -----------------------
                                               1997           1996           1997            1996
                                             -------        -------        -------         -------

Weighted average common shares
    outstanding for the period ......         10,769         10,665         10,756          10,647

Common equivalent shares assuming
    conversion of stock options and
    warrants under the treasury stock
    method ..........................             58            390          -0-               371
                                             -------        -------        -------         -------

Shares used in per share calculation          10,827         11,055         10,756          11,018
                                             =======        =======        =======         =======

Net income (loss) ...................        $    99        $   881        $(2,721)        $ 1,347
                                             =======        =======        =======         =======

Net income (loss) per share .........        $  0.01        $  0.08        $  (.25)        $  0.12
                                             =======        =======        =======         =======